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                                                                      EXHIBIT 21

      List of Subsidiaries of the Registrant as of the Distribution Date
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   Data Translation Networking, Limited          Workingham, Berkshire, England

   Data Translation Ltd.                         Workingham, Berkshire, England

   Data Translation GmbH                         Bietigheim - Bissingen, Germany